Exhibit 99.1

January 24, 2013	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER ANNOUNCES 2013 EARNINGS GUIDANCE

•	Company announces earnings guidance for 2013: establishes range between $2.15 and $2.25 earnings per share

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Company expects its 2012 earnings per share from continuing operations to be at the low-end of the previously issued guidance range, prior to $7 million donation to American Water Charitable Foundation

VOORHEES, N.J., January 24, 2013 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, announced its earnings guidance for 2013.

American Water estimates its 2013 earnings to be in the range of $2.15 to $2.25 per share,

“The 2013 guidance range is based on the execution of our business goals,” said Jeff Sterba, president and CEO of American Water. “We continue to make progress in capturing efficiencies, which has benefited our regulated operation and maintenance cost structure. We have seen success in the areas of innovation, using technology to lower costs and the expertise of our employees to drive operational excellence. We will continue our targeted growth efforts, developing new offerings in our Market-Based business while expanding our regulated business in areas where we create value for customers and shareholders.”

The company also announced that it expects 2012 earnings per share from continuing operations to be at the low-end of the previously announced range of $2.12 to $2.22, prior to taking into account its $7 million donation to the American Water Charitable Foundation. The 2012 expectation includes $0.13 to $0.16 per share driven by unseasonably hot, dry summer weather in the East and Midwest and is based on fourth quarter performance. The fourth quarter was impacted by accelerated maintenance of water and wastewater infrastructure, Hurricane Sandy and the related decline in volume of water sold and an increase in costs, and higher than expected costs in SAP implementation. Actual 2012 financial results are subject to the completion of the independent audit.

PRESS RELEASE	www.amwater.com

AMERICAN WATER ISSUES 2013 EARNINGS GUIDANCE; EXPECTS 2012 EPS AT LOW-END OF RANGE

The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

American Water will provide more detailed results in its final 2012 fourth quarter and year-end earnings press release and 10-K filing on February 26, 2013.

2013 Earnings Guidance

American Water has issued earnings guidance for 2013. The company’s 2013 earnings are estimated to be in the range of $2.15 to $2.25 per share. The company’s earnings forecasts are subject to numerous risks such as extreme weather, costs associated with the company’s SAP conversion of multiple information systems and those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports.

Fourth Quarter and Year-end 2012 Earnings Guidance Conference Call

The fourth quarter and year-end 2012 earnings conference call will take place on February 27, 2013 at 9:00 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 6, 2013 by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4593308. The online archive of the webcast will be available through April 17, 2013, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in more than 30 states and parts of Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and relate to, among other things, the completion of our independent audit, our future financial performance in 2013, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments.

PRESS RELEASE	www.amwater.com

AMERICAN WATER ISSUES 2013 EARNINGS GUIDANCE; EXPECTS 2012 EPS AT LOW-END OF RANGE

Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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PRESS RELEASE	www.amwater.com

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